ADMINISTRATION AND TRANSFER AGENCY AGREEMENT

           THIS AGREEMENT, made this 1 day of April, 2005, by:

          Derivatives Portfolio Management, L.L.C.
          Two Worlds Fair Drive
          P.O. Box 6741
          Somerset, New Jersey 08875-6741 USA
          (“DPM”)

and

          Mellon Optima L/S Strategy Fund, LLCOne Boston Place
          Boston, Massachusetts 02108           (the “Fund”)

RECITALS

           A. DPM is engaged in the financial and investment accounting, back office service and administration businesses.

           B. The Fund desires to engage DPM to provide certain financial and investment accounting and back office services to, and to act as the Administrator of, the Fund and DPM agrees to provide such services to, and act as Administrator of, the Fund on the terms and conditions set forth herein.

           C. The Fund desires to engage DPM to provide certain transfer and dividend disbursing agency services to, and act as the Transfer Agent of, the Fund, and DPM agrees to provide such services to, and act as Transfer Agent of, the Fund on the terms and conditions set forth herein.

           D. Mellon Hedge Advisors, LLC, (the “Investment Manager”) serves as the investment adviser to the Fund.

           E. The Fund intends to conduct trading activities at the direction of the Investment Manager in an through underlying invest vehicles in accordance with strategy described in the Prospectus (as defined below).

           NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties agree as follows:

           1. Definitions. The terms defined in the Prospectus of the Fund will have the same meaning in this Agreement, unless otherwise defined herein.

           “Auditors” means the independent auditors of the Fund.

           “Class” means the particular class of Interests established and/or offered by the Fund.

           “Interest Class” means each class of Interests of the Fund.

           “Interests” means the limited liability company interests being offered by the Fund.

           “Prospectus” means the current confidential offering memorandum, private placement memorandum, prospectus, listing particulars, or other offering documents utilized by the Fund.

           2. Services of DPM. The Fund hereby authorizes DPM and/or its affiliates to perform, and DPM hereby agrees to perform, or otherwise provide, the services herein enumerated in Schedule A (the “Activities”).

           3. Verification. The parties acknowledge that DPM will utilize valuations provided by brokers and/or recognized data vendors such as Bloomberg and Reuters with respect to instruments traded on a public exchange in preparing reports pursuant to Section 2 above for any managed account investments. Notwithstanding any other provision in this Agreement, the parties acknowledge that DPM in the performance of the Activities will rely on the valuations provided by the Fund, its Investment Manager and/or the underlying investment vehicles for instruments which are not traded on a public exchange and will not independently verify the value of these instruments.

           4. Broker Services. DPM will not perform the services of a trading broker, including, without limitation, executions of transactions, payment of brokerage commissions, confirmations of transactions to the Fund, transmittal of monthly brokerage account statements to the Fund, enforcement of any margin requirements, or the custody of funds or securities.

           5. Compliance Services. DPM and the Fund recognize and acknowledge that DPM's services pursuant to this Agreement are solely limited to performance of the Activities. Unless specifically provided under this Agreement, DPM is not under any duty to ensure that the Fund, the Investment Manager or their affiliated entities are acting in compliance with any applicable domestic or international laws or regulations.

           6. Sole Responsibility for the Activities. So long as this Agreement shall remain in effect, the Fund will not authorize any other party to perform the Activities, until such time as when notice has been given by either party to terminate this Agreement in accordance with Section 15, at which time Fund may make such authorization.

           7. Authorization for DPM Communications. The Fund hereby authorize DPM to communicate, as required, with its investment managers, managers, brokers, futures commission merchants, accountants and/or other agents and related parties of any of them to obtain the information needed to perform the Activities.

           8. Compensation. As compensation for performance of the Activities pursuant to this Agreement, the Fund will pay DPM a monthly fee described in Schedule B. Compensation due to DPM will be paid in US$. DPM's fees will be subject to the minimum amounts specified in Schedule B.

           9. Payment Schedule. DPM's entitlement to compensation will begin on the day it begins to perform any of the Activities. If DPM provides services for any partial month, DPM's monthly fee for that month will be pro-rated in proportion to the number of days in the month for which DPM provides its services. DPM will send the Fund an invoice showing all fees due for each month within 10 days after the first day of that month. The Fund will pay the fees within 10 days of receipt of the invoice.

           10. Special Projects. The parties hereto may agree that DPM undertake to perform additional tasks or projects upon terms and conditions, including compensation, to be mutually agreed upon by the parties.

          11. Fund Representations. The Fund represents to DPM that:

           A. The Fund is duly organized and validly existing and in good standing under the laws of Delaware and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

           B. The Fund and its officers have full authority and power to execute, deliver, consummate and perform this Agreement, and the Fund has all necessary registrations, licenses and/or memberships necessary to conduct the activities as described in its respective offering documents provided to DPM, as such may be amended from time to time.

           C. The performance by the Fund of its obligations under this Agreement will not conflict with or result in a breach of any of the terms or provisions of any agreement of which the Fund is party to or to which they are bound, and does not violate any applicable laws, rules or regulations.

           D. The Fund is knowledgeable about securities and commodities trading, and aware of the risk of substantial loss in such trading.

           E. The Fund will ensure that DPM has full access to the relevant investment managers, brokers, accountants and other agents and related parties of any of them in order to obtain the information DPM will need to perform the Activities.

           F. All the information relating to the Fund given to DPM in connection with the transactions contemplated by this Agreement is full, complete and accurate and DPM may reasonably rely on such information until it receives written notice from the Fund of any changes.

           G. The Fund will immediately notify DPM if any of the foregoing representations cease to be true.

           12. DPM Representations. DPM represents to the Fund that:

           A. DPM is duly organized and validly existing as a limited liability company in Delaware and is in good standing and qualified to do business in each jurisdiction in which the nature or conduct of its business requires such qualification.

           B. DPM has full authority and power to execute, deliver, consummate and perform this Agreement.

           C. The performance by DPM of its obligations under this Agreement will not conflict with or result in a breach of any of the terms or provisions of any agreement of which DPM is a party or to which it is bound and does not violate any applicable laws, rules or regulations.

           D. DPM has completed obtained and performed all registrations, filings, approvals, and authorizations, consents or examinations required by any government or governmental authority to perform the Activities contemplated by this Agreement and will maintain the same in effect for so long as this Agreement remains in effect.

           E. DPM has established anti-money laundering policies and procedures that to the best of its knowledge comply with applicable laws, rules and regulations of the United States. DPM represents that it is properly enforcing its anti-money laundering policies and procedures and will provide such annual re-certification of same, upon request by the Fund or the Investment Manager.

           F. DPM will immediately notify the Fund if any of the foregoing representations cease to be true.

           13. Non-Exclusive Services. DPM's services are not exclusive and DPM shall be free to render similar and other services to others.

           14. Relationship of the Parties.DPM shall at no time retain possession of, or have any right, title and interest in the Fund's assets and shall not, in any way, act as a guarantor of any Interests. DPM is an independent contractor and this Agreement does not establish a joint venture or partnership between DPM and the Fund, nor authorize any entity to act as general agent, or to enter into any contract or other agreement on behalf of any other party except as specifically provided herein. No party shall be liable to any third party in any way for any unauthorized or negligent act or omission of the other party.

           15. Term. The term of this Agreement shall begin as of the date set forth above and end on March 31, 2008. Thereafter, this Agreement will renew for successive one-year periods. Notwithstanding the foregoing, this Agreement may be terminated at any time upon 90 days' prior written notice by either party hereto. Termination shall not affect DPM's right to compensation earned prior to the date of termination pro rata. This Agreement may be terminated immediately upon written notice to a party for “cause”. For this purpose “cause” shall be defined and limited to acts of gross negligence, willful misconduct or fraud by a party that has caused material adverse consequences to the other party.

           16. Notices. Any communication, notice or demand pursuant to this Agreement shall be in writing and delivered by personal service (including express or courier service) registered or certified mail, or electronic or facsimile with return receipt requested:

          If to DPM:

          Derivatives Portfolio Management, L.L.C.
          Two Worlds Fair Drive
          P.O. Box 6741
          Somerset, New Jersey 08875-6741 USA

          Attention: Guy J. Castranova

          Telephone: (732) 560-6216
          Facsimile: (732) 563-1193
          Email: gcastranova@dpmllc.com

          If to the Fund:

          Mellon Optima L/S Strategy Fund, LLC
          One Boston Place
          Boston, Massachusetts 02108

          Attention: Barbara A. McCann, Secretary

          Telephone: (617) 722-7830
          Facsimile: (617) 722-
          Email: mccann.ba@mellon.com

          With a copy to:

          Mellon Financial Corporation
          One Boston Place, 024-0081
          Boston, Massachusetts 02108

          Attention: Peter M. Sullivan

          Telephone: (617) 722-7716
          Facsimile: (617) 722-3544

           17. Confidentiality. DPM and the Fund each agree to keep confidential the terms of this Agreement and each transaction hereunder, and all related agreements, business practices, financial data, procedures and policies hereunder or otherwise relating to either of them or their affiliates that are not publicly available (the “Confidential Information”). The parties shall keep the Confidential Information in strictest confidence except to perform the services as contemplated by this Agreement or except as required by applicable law or regulation. The obligations of the parties pursuant to this section shall survive termination of this Agreement.

           18. Indemnification. DPM agrees to indemnify and hold harmless the Fund and their officers, directors and employees and their respective successors and permitted assigns from and against any and all liabilities, claims, costs, fines, damages, expenses, losses and attorneys' fees (“Losses”) arising out of or in connection with any act or failure to act by DPM, its affiliates, and their respective officers, directors, and employees and their respective successors and permitted assigns that constitutes fraud, gross negligence, or willful misconduct. The Fund agrees to indemnify and hold harmless DPM, its affiliates, and their respective officers, directors and employees and their respective successors and permitted assigns from and against any and all Losses resulting this Agreement, provided that such liability was not the result of fraud, gross negligence or willful misconduct by the indemnified party. The obligations of the parties pursuant to this section shall survive termination of this Agreement.

           19. Books and Records.

A.	All records received or prepared by DPM in connection with performance of the services shall be the exclusive property of the Fund. The Fund, and the Investment Manager shall have the right to inspect such records of the Fund. DPM shall make all such records of the Fund available for inspection promptly upon the Fund's or the Investment Manager's request. Except as otherwise authorized by the Fund, all such records (other than those which are not of a material nature) shall be preserved by DPM for a period of at least six (6) years from the end of the period to which they relate or until they are delivered to duly appointed successors to DPM or to the Fund upon termination of this Agreement.

B.	If DPM receives any request or demand for the inspection of any records of the Fund, DPM will endeavor to notify the Fund and the Investment Manager to secure instructions from the Fund and the Investment Manager as to such inspection. Unless in the reasonable opinion of DPM, abiding with any such instructions received from the Fund and the Investment Manager would result in a breach of any applicable law, order or regulation to which DPM and/or the Fund are subject, DPM shall abide by the Fund's or the Investment Manager's instructions for granting or denying the inspection, provided that DPM may grant the inspection without instructions or in contravention of specific instructions if DPM is advised by legal counsel to DPM or to the Fund that failure to do so may result in DPM or the Fund incurring any liability or being in breach of any applicable law, order or regulation to which the Fund and/or DPM is subject.

C.	In the event of termination of this Agreement, upon and subject to payment of any outstanding amounts due to DPM under this Agreement, DPM shall deliver to the Fund or its designated agent all of the books, documents and records of the Fund in the possession, or under the control, of DPM.

           20. Employment Practices. The Fund agrees that it shall not hire or solicit the employment of, or services from, any employee of DPM or its affiliates unless approved in advance by DPM or until a minimum period of three (3) months has passed from the employee's last day of employment with DPM.

           21. Governing Law. This Agreement and performance hereunder and all suits and special proceedings hereunder shall be construed in accordance with the laws of Massachusetts.

           22. Contract Terms To Be Excluslive. This Agreement contains the sole and entire agreement between the parties and supersedes any and all other agreements between the parties relating to the subject matter hereof. A modification of this Agreement will be effective only if it is in writing and signed by both parties.

           23. Assignability. This Agreement shall be binding on and inure to the benefit of the respective parties hereto and their heirs, executors, successors and assigns. No party shall assign the rights or delegate the duties pursuant to this Agreement without the prior written consent of the other parties.

           24. Waiver. This Agreement may only be amended by a writing executed by both parties hereto. The waiver by any party of a breach of any provisions of this Agreement shall not operate or be construed as a waiver of any subsequent breach by either party. The failure of a party to insist upon strict adherence to any provision of the Agreement shall not constitute a waiver or thereafter deprive such party of the right to insist upon strict adherence.

           25. Severability. If any provision of this Agreement shall be held or made invalid by statute, rule, regulation, decision of a tribunal or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable in the jurisdiction which so determines.

           26. Counterparts. This Agreement may be executed in any number of counterparts, each of which is deemed an original and all of which together evidence the entire Agreement.

           IN WITNESS WHEREOF, the parties have set their hands and seals on the day first written above.

ATTEST: ____________________________________	____________________________________ a Delaware limited liability company By:_____________________________ Its:_____________________________ _____________________________ Print Name and Title

ATTEST: ____________________________________	Derivatives Portfolio Management, L.L.C., a Delaware limited liability company By:_____________________________ _____________________________ Print Name and Title

Schedule A

           DPM and/or its affiliates will perform the following:

           A) Obtain performance data from the Investment Manager, the underlying investment vehicles, and/or their respective administrators, brokers, or advisors to the extent such information is made available to DPM in order to compile and prepare monthly reports of realized and unrealized gain/loss, accrued dividends and interest analysis; calculate and publish monthly net asset value of the of the Company, as applicable; prepare monthly balance sheets, changes in equity and income statements; prepare a monthly General Ledger accompanied by appropriate documentation with detailed fee schedules (including the calculation of advisory fees and performance fees payable to the Investment Advisor, fees payable to any placement or selling agents that may be retained by the Company, and compensation payable to DPM hereunder), in accordance with generally accepted accounting principles (or other principles mutually agreeable to DPM and the Directors) and provide such reports to the Investment Advisor with 25 calendar days after the end of each month.

           B) Determine net asset value estimates as of each valuation date and provide such net asset value estimates electronically to the Investment Manager in the manner and frequency to be mutually agreed upon.

           C) Maintain the financial books and records of the Fund, including brokers statements and trading advisor reports, to the extent such information is made available and provided to DPM.

           D) Process subscriptions and redemptions of the Fund in compliance with agreed upon procedures.

          E) Provide for registrar and transfer agent services in connection with the issuance, transfer and redemption of Interests in accordance with the terms of the relevant Prospectus or as otherwise approved by the Fund, including maintaining all Fund investor account records including the current name and address and value of Interests owned by each Fund investor.

           F) Disseminate quotations of the value of the Fund and the Interests, as may be reasonably requested by the Fund or Investment Manager.

           G) Perform other accounting and clerical services necessary in connection with the administration of the Fund including the distribution of periodic investor communications.

           H) Perform or arrange for treasury functions consisting of the (i) preparation of accounts payable; (ii) signing and distribution of corporate checks by the Fund's custodian; (iii) preparation and delivery of bank deposit forms; (iv) wire transfer of funds received from the Fund's custodian as requested by the Fund; (v) confirmation of cash accounts; and (vi) opening of bank accounts.

           I) Deal with and answer correspondence on behalf of the subscribers in the Fund relating to the function of the Administrator under this Agreement.

           J) Communicate with the Fund's custodian to reconcile Fund account balances as may be required from time to time by it in order to enable it to perform its duties under this Agreement.

           K) DPM may, at its own expense and without charge to the Fund, employ servants or agents in performance of its duties and the exercise of its rights under this Agreement, with prior notice to the Fund and the Investment Manager; however, if any such arrangement results in the fees being charged to the Fund in addition to the fees stated herein or in Schedule A, the prior written consent of the Directors will be required before such arrangements can be made by DPM.

           L) Use the name of the Fund and sign any necessary letters or other documents for and on behalf of the Fund as Administrator or Transfer Agent in the performance of its duties under this Agreement.

           M) Provide electronic data delivery and retention of all reports.

           N) Prepare annual and semi-annual financial reports of the Fund in such form as agreed upon by the Fund.

           O) Assist and provide information to the Auditors in connection with their preparation of their annual audit of the Fund and any income tax returns, Schedule K-1's or relevant explanatory materials for investors.

           P) Provide general reporting as determined by the Investment Manager and the Fund.

           Q) Establish and adhere to written policies and procedures reasonably designed to prevent the violation of any federal securities laws.

           R) Maintain its registration as a transfer agent under Section 17A of the 1934 Act.

Schedule B
Pricing Schedule

The DPM pricing model is based on several factors such as total assets in the portfolios of the Fund, the number of portfolios administered, and additional fees related to the provision of General Ledger or other services, as applicable.

---------------------------------------- ---------------------------------------------------------
Assets of Fund                           Basis point spread
---------------------------------------- ---------------------------------------------------------
0 - US$100,000,000                       6 bps
---------------------------------------- ---------------------------------------------------------
US$100,000,001 - $200,000,000            5 bps
---------------------------------------- ---------------------------------------------------------
Over US$200,000,000                      4 bps
---------------------------------------- ---------------------------------------------------------
---------------------------------------- ---------------------------------------------------------
•	The pricing listed in the above schedule will be based on total assets of the Fund under administration of DPM.
•	Fees are based on assets under management calculated as of the first day of the month and are subject to a monthly minimum of US$1,500 (US$18,000 annually), plus any Additional Fees described below.
•	All compensation due to DPM will be payable in US$.

Additional Fees:

The Fund shall be assessed an annual fee in an amount equal to the sum of the number of investors in the Fund Throughout the year multiplied by eighteen dollars ($18). This annual fee shall be calculated and assessed at each month end ($1.50/mo.)